April 1, 1995 UNAUDITED

CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
April 1, 1995 and December 31, 1994
(In thousands)

                                           April 1,         December 31,
                                             1995              1994
 ASSETS
 CURRENT ASSETS
 Cash                                    $     2,803       $     1,832
 Accounts receivable                         103,813            81,859
 Inventories                                 169,520           157,356
 Other current assets                         24,977            19,610
     Total current assets                    301,113           260,657
 NON-CURRENT ASSETS
 Property, plant and equipment               123,190           117,105
 Cost in excess of acquired net assets        50,379            43,429
 Other assets                                 11,727            11,137
                                         $   486,409       $   432,328


 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes payable                           $    59,741       $    39,670
 Accounts payable                             57,505            47,000
 Accrued expenses                             39,184            33,369
 Income taxes payable                          8,364             4,138
 Other current liabilities                    18,886            14,865
     Total current liabilities               183,680           139,042
 NON-CURRENT LIABILITIES
 Long-term debt                               54,000            54,000
 Accrued postretirement liability              8,655             8,698
 Deferred income taxes                         7,016             6,681

 STOCKHOLDERS' EQUITY
 Common stock                                  5,336             5,336
 Additional paid-in capital                   62,389            62,241
 Retained earnings                           226,219           218,837
 Accumulated translation adjustment            6,586             1,858
 Treasury stock at cost                      (57,793)          (54,213)
 Deferred compensation                        (9,679)          (10,152)
     Total stockholders' equity              233,058           223,907

                                         $   486,409       $   432,328

See accompanying notes to the consolidated financial statements.
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